
                                                                                                        Exhibit 99.3

Sobieski Bancorp, Inc. And Subsidiary
Condensed Consolidated Statements Of Financial Condition
March 31, 2004 and June 30, 2003

                                                                                    March 31,           June 30,
                                                                                      2004                2003
                                                                                      ----                ----
Assets                                                                            (Unaudited)
Cash and due from banks                                                          $     2,619,188     $     3,912,560
Interest-bearing deposits in other financial institutions                              7,153,346           9,589,566
                                                                                 ---------------     ---------------
      Total cash and cash equivalents                                                  9,772,534          13,502,126
Securities available for sale                                                         27,758,823          20,520,012
Securities held to maturity                                                           -                    4,600,194
Other securities                                                                       1,997,283           1,925,183
Loans held for sale, net of valuation allowance of $0                                    297,500           1,402,005
Loans, net of the allowance for loan loss of $2,232,188
  and $1,894,536, respectively                                                        60,283,495          70,831.426
Accrued interest receivable                                                              393,075             686,183
Property and equipment, net                                                            2,687,299           1,905,531
REO and repossessed assets                                                             2,285,610           2,866,657
Other assets                                                                           3,390,027           3,206,461
                                                                                 ---------------     ---------------

        Total assets                                                             $   108,865,646     $   121,445,778
                                                                                 ===============     ===============

LIABILITIES AND STOCKHOLDERS' EQUITY
Liabilities:
  Deposits                                                                       $    69,844,907     $    74,561,647
  Federal Home Loan Bank advances                                                     33,100,000          35,550,000
  Advances from borrowers for taxes and insurance                                        187,359             184,570
  Accrued interest payable                                                               152,983             151,725
  Accrued expenses and other liabilities                                                 904,586           1,885,209
                                                                                 ---------------     ---------------
        Total liabilities                                                            104,189,835         112,333,151

Stockholders' equity:
  Preferred stock, $.01 par value; 500,000 shares authorized;
    none issued                                                                       -                   -
  Common stock, $.01 par value; 3,500,000 shares
    authorized; 966,000 shares issued; 677,732
    and 677,032 shares outstanding, respectively                                           9,660               9,660
  Additional paid-in capital                                                           9,301,386           9,299,016
  Retained earnings, substantially restricted                                           (771,307)          3,977,557
  Accumulated other comprehensive income                                                 311,665              64,287
  Treasury stock; at cost, 288,268 and 288,968 shares, respectively                   (3,954,273)         (3,964,295)
  Unearned Recognition and Retention Plan (RRP) shares;
     5,250  and 7,086 shares, respectively                                               (71,245)            (96,019)
  Unallocated Employee Stock Ownership Plan (ESOP) shares;
      15,008 and 17,758 shares, respectively                                            (150,075)           (177,579)
                                                                                 ---------------     ---------------
      Total stockholders' equity                                                       4,675,811           9,112,627
                                                                                 ---------------     ---------------

       Total liabilities and stockholders' equity                                $   108,865,646     $   121,445,778
                                                                                 ===============     ===============


                       See accompanying notes to condensed consolidated financial statements.




                                       1

Sobieski Bancorp, Inc. And Subsidiary
Condensed Consolidated Statements Of Income (Loss)
For the three and nine months ended March 31, 2004 and 2003

                                                            Three Months                       Nine Months
                                                           Ended March 31,                   Ended March 31,
                                                       2004           2003                 2004            2003
                                                       ----           ----                 ----            ----
Interest Income:                                             (Unaudited)                       (Unaudited)
  Loans                                            $  1,010,741     $1,273,860          $  3,152,584      $4,555,473
  Securities - taxable                                  272,206        255,436               707,690         959,379
  Interest-bearing deposits                              14,447         33,446                55,344          75,650
  Securities - tax exempt                                     -         10,833                15,186          32,594
                                                   ------------     ----------          ------------      ----------
    Total interest income                             1,297,394      1,573,575             3,930,804       5,623,096
                                                   ------------     ----------          ------------      ----------
Interest expense:
  Interest on deposits                                  487,762        627,449             1,582,185       2,152,238
  Interest on borrowings                                476,359        493,927             1,485,930       1,513,239
                                                   ------------     ----------          ------------      ----------
    Total interest expense                              964,122      1,121,376             3,068,115       3,665,477
                                                   ------------     ----------          ------------      ----------

        Net interest income                             333,273        452,199               862,689       1,957,679

Provision for loan losses                               201,677        851,014               705,960       1,003,539
                                                   ------------     ----------          ------------      ----------
   Net interest income (loss) after
      provision for loan losses                         131,596      (398,815)               156,729         954,080

Non-interest income:
 Fees and service charges                                75,865         51,600               216,164         165,693
 Gain on sale of loans                                   31,186        147,941                76,460         540,543
 Gain on sale of securities                                 -             -                   79,029           6,992
Insurance benefits                                          -             -                      -         1,525,000
Gain (loss) on repossessed and other   assets           (30,559)         3,985              (889,084)       (193,302)
Other income (loss)                                     (39,905)        13,682                85,316          43,904
                                                   ------------     ----------          ------------      ----------

  Total non-interest income                              36,587        217,208             (432,115)       2,088,830

Non-interest expense:
  Compensation and benefits                             482,444        476,880             1,500,408       1,340,595
  Occupancy and equipment                                98,603         92,795               282,410         261,646
  Federal deposit insurance premiums                     33,941         60,017               107,283          67,744
  Advertising and promotion                              36,027          6,967                60,857          25,101
  Service bureau expense                                 89,534         80,854               249,068         251,281
  Professional services                                 149,973         98,604               557,846         435,552
  Other operating expenses                              195,307        189,312               497,608         420,436
                                                   ------------     ----------          ------------      ----------

    Total non-interest expense                        1,085,828      1,005,429             3,255,480       2,802,355
                                                   ------------     ----------          ------------      ----------

       Income (loss) before income taxes               (917,645)    (1,187,036)           (3,530,866)        240,555

Provision for income taxes                                3,160       (451,372)            1,106,373         109,915
                                                   ------------     ----------          ------------      ----------

    Net income (loss)                              $   (920,805)    $ (735,664)         $ (4,637,239)     $  130,640
                                                   ============     ==========          ============      ==========

Basic earnings (loss) per common share             $      (1.40)    $    (1.13)         $      (7.09)     $      .20
                                                   ============     ==========          ============      ==========
Diluted earnings (loss) per common share           $      (1.40)    $    (1.13)         $     ( 7.09)     $      .20
                                                   ============     ==========          ============      ==========

Dividends per common share                         $       0.00     $    0.085          $       0.17      $    0.255
                                                   ============     ==========          ============      ==========



                       See accompanying notes to condensed consolidated financial statements.



                                       2


Sobieski Bancorp, Inc. And Subsidiary
Condensed Consolidated Statements Of Comprehensive Income (Loss) for the three and nine months ended March 31, 2004 and 2003





                                                         Three Months                           Nine Months
                                                        Ended March 31,                       Ended March 31,
                                                      2004           2003                  2004             2003
                                                      ----           ----                  ----             ----
                                                          (Unaudited)                           (Unaudited)

Net income (loss)                                    $ (920,805)    $ (735,664)          $(4,637,239)       $  130,640
Other comprehensive income (loss),
net of tax:
   Unrealized appreciation (depreciation)
   on available-for-sale securities                     208,299        (97,286)              247,378           (37,460)
                                                     ----------    -----------           ------------       ----------


Total comprehensive income (loss)                    $ (712,506)    $ (832,950)          $(4,389,861)       $   93,180
                                                     ==========    ===========           ============       ==========




                        See accompanying notes to condensed consolidated financial statements.






                                       3


Sobieski Bancorp, Inc. And Subsidiary
Condensed Consolidated Statements Of Cash Flows
For the nine months ended March 31, 2004 and 2003

                                                                                               Nine Months
                                                                                             Ended March 31,
                                                                                      2004                 2003
                                                                                      ----                 ----
                                                                                            (Unaudited)
Cash flows from operating activities:
  Net income (loss)                                                             $   (4,637,239)          $    130,640
  Adjustments to reconcile net income (loss) to net cash
    From operating activities:
      Depreciation                                                                     110,078                 99,147
      Provision for loan losses                                                        705,960              1,003,539
     Write down of REO, repossessed assets and other assets                            898,837                283,098
     (Gain) loss on sale of REO and repossessed assets, net                             (9,753)                19,727
     Stock dividend received on other securities                                       (72,100)                     -
      Deferred income taxes                                                          1,103,213                      -
     Gain on sale of loans                                                             (76,460)              (540,543)
     Gain on sale of securities                                                        (79,029)                (6,992)
     ESOP expense                                                                       47,245                 55,489
      RRP expense                                                                       16,916                 15,701
      Vesting of RRP shares                                                             46,237                      -
     Amortization of premiums and accretion of discounts, net                          257,164                147,932
      Proceeds from sales of loans held for sale                                     4,399,849             17,774,290
      Loans originated for sale                                                     (3,218,884)           (18,097,487)
      Net change in
           Accrued interest receivable                                                 293,108                150,941
           Other assets                                                                925,918              1,144,389
           Accrued interest payable                                                      1,258                 (2,200)
           Accrued expenses and other liabilities                                   (1,035,913)                79,566
                                                                                --------------           ------------
                Net cash from operating activities                                   (323,595)              2,257,237

Cash flows from investing activities:
  Net change in certificates of deposit                                                      -                594,000
  Proceeds from sales of HTM securities                                                783,900                      -
  Proceeds from sales of AFS securities                                              1,626,931              1,015,495
  Purchase of securities                                                           (20,077,210)           (15,298,906)
  Principal reductions of securities                                                15,048,377             15,284,306
  Proceeds from sale of REO and repossessed assets                                     923,936                282,861
  Improvements on REO and repossessed assets                                          (560,573)                     -
  Net change in loans                                                                7,006,501             15,848,919
  Purchase of property and equipment, net                                             (891,846)               (58,125)
                                                                                --------------           ------------
      Net cash from investing activities                                             3,860,016             17,668,550

Cash flows from financing activities:
  Net change in deposits                                                            (4,716,740)            (6,913,396)
  Change in advances from borrowers
    For taxes and insurance                                                              2,789                120,444
  Repayment of FHLB advances                                                        (2,450,000)              (450,000)
  Stock options exercised                                                                    -                   (299)
  Cash dividends paid                                                                    9,563                    -
                                                                                      (111,625)              (160,694)
                                                                                --------------           ------------
       Net cash from financing activities                                           (7,266,013)            (7,403,945)
                                                                                --------------           ------------

Net change in cash and cash equivalents                                             (3,729,592)            12,521,842

Cash and cash equivalents at beginning of period                                    13,502,126              6,033,199
                                                                                --------------           ------------

Cash and cash equivalents at end of period                                      $    9,772,534           $ 18,555,041
                                                                                ==============           ============

Non cash transactions:

Transfer of securities from HTM to AFS                                          $    2,939,732                      -
Transfer to REO, repossessed assets & other assets
                                                                                $    2,835,470           $  2,707,848


                        See accompanying notes to condensed consolidated financial statements



                                       4

Sobieski Bancorp, Inc. And Subsidiary
Notes To Condensed Consolidated Financial Statements


A. GENERAL. The accompanying condensed consolidated financial statements include the accounts of Sobieski Bancorp, Inc. (the "Company") and its wholly owned subsidiary, Sobieski Bank (the "Bank"). "Sobieski Bank", formerly "Sobieski Federal Savings and Loan Association of South Bend", changed its official name effective September 1, 2001 to Sobieski Bank.

     The condensed consolidated financial statements included herein have been prepared by the registrant pursuant to the rules and regulations of the Securities and Exchange Commission (SEC). Certain information and footnote disclosures normally included in financial statements prepared in accordance with accounting principles generally accepted in the United States of America have been condensed or omitted pursuant to such rules and regulations, although the registrant believes that the disclosures are adequate to make the information presented not misleading. In the opinion of management, the accompanying unaudited condensed consolidated financial statements contain all adjustments, consisting only of normal recurring accruals, necessary for a fair presentation of the Company's consolidated financial position, results of operations and cash flows for the periods presented. The consolidated results of operations for the interim periods presented are not necessarily indicative of the results that may be expected for the full year. The accompanying unaudited condensed consolidated financial statements should be read in conjunction with the Company's consolidated financial statements included in the Company's Annual Report on Form 10-KSB for the fiscal year ended June 30, 2003.

     The Company cautions that any forward looking statements contained in this report involve risks and uncertainties and are subject to change based on various factors. Actual results could differ materially from those expressed or implied. See "Forward-Looking Statements" in Item 2 of Part I of this report.


B. ACCOUNTING POLICIES.

Foreclosed Real Estate and Other Foreclosed Property

     Real estate and other foreclosed properties acquired through, or in lieu of, loan foreclosure are initially recorded at the lower of carrying amount or fair value less costs to sell at the date of foreclosure, establishing a new cost basis. Any reduction to fair value less the cost to sell from the carrying value of the related loan at the time of acquisition is accounted for as a loan loss and charged against the allowance for loan losses. Subsequent valuations are performed by management and valuation allowances are adjusted through a charge to income for changes in fair value or estimated selling costs to reflect the lower of the current basis or the current fair value less the costs to sell.


Allowance For Loan Losses

     The allowance for loan losses is a valuation allowance for probable incurred credit losses and is established through periodic provisions for loan losses charged to current earnings based on management's evaluation of the probable credit losses present in the Bank's loan portfolio, including those loans which are specifically monitored by management. Estimating the risk of loss and the amount of loss on any loan is necessarily subjective and includes review when management determines that full collectibility of a loan may not be reasonably assured. In establishing an allowance, reviews of an individual loan include among other risk factors, the classification of the loan, the estimated fair value of the underlying collateral and the discounted present value of expected future cash flows.

Sobieski Bancorp, Inc. And Subsidiary
Notes To Condensed Consolidated Financial Statements

     Management performs periodic evaluations of the adequacy of the allowance. Management determines the need to individually evaluate loans based on known information about the credit, including the financial condition of the borrower and the delinquency status of the loan. Management evaluates such loans using a process that considers specific factors affecting the individual borrower including the financial condition of the borrower and current regional and national economic conditions affecting the borrower, ability of the borrower to repay the loan and the underlying estimated fair value of the collateral. All loans that are not individually evaluated are grouped. A percentage allocation requirement is applied based on historical loss factors and current regional and national economic factors. A higher percentage allocation requirement is applied to groups of consumer and commercial loans than to one to four family mortgage loans. Management at times allocates specific allowance amounts for individual loans; however, the entire allowance is available for any loan charge-off. Charge-offs on specific loans are charged against the allowance for loan losses when uncollectability of the loan is confirmed. Management expects that as the composition of the loan portfolio changes and economic and other factors change, the allowance for loan losses may change. In addition, the Bank's regulators, as part of the examination process, periodically review the Company's allowance for loan losses. The regulators may require additions to the allowance based on their assessment of the information available to them at the time of examination. No assurance can be made as to the amount or timing of additional provisions that may be required by the regulators.

     Loan impairment is reported when full payment under the original loan terms is not expected. Impairment is evaluated in total for smaller-balance loans of similar nature such as residential mortgage and consumer loans and on an individual loan basis for other loans. If a loan is impaired, a portion of the allowance is allocated so that the loan is reported, net, at the present value of estimated future cash flows using the loan's existing rate or at the fair value of collateral if repayment is expected solely from the collateral. Loans are evaluated for impairment when payments are delayed, typically 90 days or more, or when it is probable that all principal and interest amounts will not be collected according to the original terms of the loan.


Earnings (Loss) Per Common Share

     Basic earnings (loss) per share is computed by dividing net income (loss) by the weighted average number of shares of common stock outstanding. For the three-month and nine-month periods ended March 31, 2004, the weighted average number of common shares used in the computation of basic earnings per share were 657,393 and 654,224 respectively. The weighted average numbers of common shares for the same periods in 2003 were 649,272 and 645,838.

     Shares held by the ESOP and the restricted shares awarded under the Recognition and Retention Plan (RRP) are not considered in the weighted average number of shares outstanding until such shares are released for allocation to an ESOP participant's individual account or vested, in the case of the RRP.

     Diluted earnings (loss) per share is computed by dividing net income (loss) by the weighted average number of shares of common stock outstanding for basic earnings per share plus the dilutive effect of outstanding stock options and non-vested shares awarded under the RRP. For the three-month and nine-month periods ended March 31, 2004, the weighted average number of common shares used in the computation of diluted earnings per share were 657,393 and 654,224 respectively. The weighted average number of common shares for the same period in 2003 were 649,272 and 647,585.


Sobieski Bancorp, Inc. And Subsidiary
Notes To Condensed Consolidated Financial Statements

Stock Compensation

     Employee compensation expense under stock options is reported using the intrinsic value method. No stock-based compensation cost is reflected in the net income (loss), as all options had an exercise price equal to or greater than the market price of the underlying common stock at date of grant. The following table illustrates the effect on net income (loss) and earnings (loss) per share if expense was measured using the fair value recognition provisions of FASB
Statement No. 123, Accounting for Stock-Based Compensation.

                                                       Three Months                          Nine Months
                                                     Ended March 31,                       Ended March 31,
                                                   2004            2003                  2004            2003
                                                   ----            ----                  ----            ----

         Net income (loss) as reported            $ (920,805)    $ (735,664)          $(4,637,239)      $  130,640
         Deduct:  Stock based
           Compensation expense
           Determined under fair value
           based method:                                 (13)        (4,268)               (3,278)         (14,280)
                                                  -----------   ------------          ------------      ----------
         Pro forma net income (loss)              $ (920,818)   $  (739,932)          $(4,640,517)      $  116,360
                                                  ===========   ============          ============      ==========


         Basic earnings (loss) per
           common share as reported               $    (1.40)   $     (1.13)          $     (7.09)      $      .20
                                                  ===========   ============          ============      ==========
         Pro forma basic earnings (loss)
           per common share                       $    (1.40)   $     (1.14)          $     (7.09)      $      .18
                                                  ===========   ============          ============      ==========

         Diluted earnings (loss) per
           common share as reported               $    (1.40)   $     (1.13)          $     (7.09)      $      .20
                                                  ===========   ============          ============      ==========
         Pro forma diluted earnings
           (loss) per common share                $    (1.40)   $     (1.14)          $     (7.09)      $      .18
                                                  ===========   ============          ============      ==========


C. INCOME TAXES

     Income tax expense is the total current year income tax due or refundable and the change in deferred tax assets and liabilities. Deferred tax assets and liabilities are the expected future amounts for the temporary differences between carrying amounts and tax bases of assets and liabilities, computed using enacted tax rates.

     A valuation allowance is required by SFAS No. 109 if, based upon the weight of available evidence, it is more likely than not that some portion or all of the deferred tax assets will not be realized. Due to the Company's significant losses during the nine months ending March 31, 2004 and the Company's inability to meet previous financial projections, the Company has determined that it is no longer more likely than not that the Company will be able to realize the deferred tax assets.

     During the previous quarter ended December 31, 2003, the Company recorded a valuation allowance of $1.10 million, for the amount of previously recorded deferred tax assets, (tax loss carryforwards). The Company has also recorded a valuation allowance for the calculated benefit related to the net loss for nine months ended March 31, 2004. As a result of valuation allowances of $3,000 recorded during the three months ended March 31, 2004, the Company had no net deferred tax assets as of March 31, 2004.



                                       7

Sobieski Bancorp, Inc. And Subsidiary
Notes To Condensed Consolidated Financial Statements

D. LOANS AND ALLOWANCE FOR LOAN LOSSES.

     The following is a summary of activity in the allowance for loan losses for the nine-month periods ended March 31, 2004 and 2003.

                                                                       2004              2003
                                                                   ------------     -------------
Balance at beginning of period                                     $  1,894,536     $   2,487,793
Provision charged to expense                                            705,960         1,003,539
Charge-offs                                                            (463,215)       (1,498,188)
Recoveries                                                               94,907             6,856
                                                                   ------------     -------------
Balance at end of period                                           $  2,232,188     $   2,000,000
                                                                   ============     =============


Summarized below is information related to impaired loans.
                                                                  March 31, 2004    June 30, 2003
                                                                  --------------   ---------------

Period end loans with no allowance for loan losses allocated       $    533,000     $   3,614,000
Period end loans with allowance for loan losses allocated             3,327,000         3,480,000
                                                                   ------------     -------------
Total impaired loans                                               $  3,860,000     $   7,094,000
                                                                   ============     =============

Amount of allowance allocated to these loans                       $  1,776,000     $   1,315,000

     In May of 2002, the Company's Audit Committee identified certain loans that were made by a former employee of the Bank that were unauthorized and fraudulently conveyed or otherwise made without properly following the Bank's lending policies and procedures. Approximately $9.6 million of these loans, representing substantially all of such loans, were made in the Company's fiscal year 2002.

     As of March 31, 2004, the remaining outstanding balance of the above discussed unauthorized and fraudulent loans totaled approximately $2.2 million, with the underlying collateral under the control of the U.S. Government. During the quarter ended December 31, 2003, the Company transferred these loans from the loan category to the other asset category at the direction of the Office of Thrift Supervision ("OTS") to facilitate the monitoring of these assets. These assets are among the approximately $7.6 million of excluded assets that will not be purchased by MFB Financial pursuant to the Company's and the Bank's agreement with MFB Financial entered into on April 25, 2004 (see Note F. Sale of Assets and Liquidation). The Company's ability to sell and obtain the proceeds of these $2.2 million of seized assets is dependent on the successful prosecution of certain individuals involved in the unauthorized and fraudulent loans matter, as well as any delays that may occur in this process. To the extent the prosecutions are unsuccessful, these assets will be returned to the individuals from whom they were seized, potentially delaying the Company's recovery on these assets and reducing the recovery amount, if any, and ultimately, the amount the Company will distribute to stockholders upon liquidation if the transaction with MFB Financial is completed. The estimated fair value less selling costs for these assets has been considered in management's determination of the carrying value of these assets.

     During the nine months ended March 31, 2003, the Company received bond claims of $1.5 million, stemming from the unauthorized and fraudulent loan activity by the former employee. This former employee has pleaded guilty to charges of bank fraud and mail fraud stemming from his involvement in making these loans. As noted above, the prosecution of other individuals involved in the fraud are pending, with a trial currently scheduled to commence in October
2004.

     Also,  as of March 31, 2004 and June 30, 2003,  approximately  $3.9 million
and  $4.5  million  of  additional  loans,   exclusive  of  the   aforementioned
unauthorized  and  fraudulent  loans,  were  classified  as impaired  because of unauthorized lending activities,  credit quality concerns and loan documentation issues, primarily attributable to the actions of the former employee involved in the bank fraud. As of March 31, 2004 and June 30, 2003, the Company had specific allowance for loan losses  allocations  on these  additional  impaired  loans of approximately $1.8 million and $1.3 million, respectively.


                                       8

Sobieski Bancorp, Inc. And Subsidiary
Notes To Condensed Consolidated Financial Statements

E. RESTRICTIONS AND UNCERTAINTIES.

     On October 21, 2002, the Company announced that a moratorium on granting new commercial loans had been instituted on the Bank as a result of a directive from the OTS. Under this moratorium, which has been continued by the supervisory agreement with the OTS discussed below, the Bank may not grant new commercial loans until further notice from the OTS; however, it may fund commercial loan commitments and renew commercial loans in existence at the time of the issuance of the OTS directive. Commercial loans covered by the moratorium include secured and unsecured loans for commercial, business or agricultural purposes and include all loans secured by multi-family and commercial real estate.

     On February 5, 2003, the OTS notified the Bank that the OTS deemed the Bank to be in "troubled condition", primarily as a result of concerns associated with the unauthorized and fraudulent loans made by a former employee. As a result, since that time and until further notice from the OTS, the Bank has been and will be restricted significantly in its asset growth, has been and will be subject to paying an increased deposit insurance premium rate and has been and will be subject to other regulatory restrictions.

     On May 12, 2003, the Bank entered into a supervisory agreement (the "Supervisory Agreement") with the OTS requiring the Bank to take a number of actions and imposing a number of restrictions on the Bank's business activities. Actions the Bank was required to take include the following: (i) develop and submit to the OTS for its non-objection a two-year business plan; (ii) adopt and submit to the OTS a plan for improving internal controls consistent with the recommendations of the outside accounting firm previously engaged by the Company to review its internal controls; (iii) develop and submit to the OTS for non-objection a comprehensive internal audit program; (iv) develop and submit to the OTS a plan for reducing the level of non-performing, classified and special mention assets as well as a plan to eliminate the basis of criticism of assets or aggregate lending relationships in excess of $250,000 criticized as "doubtful," "substandard" or "special mention"; and (v) the adoption of new and/or the revision of existing policies and procedures in several other areas intended to ensure proper accounting and reporting and regulatory compliance, including reporting of classified assets, loans to one borrower, non-accrual loans, past due loans, loan documentation, internal asset review, allowance for loan losses, and interest rate risk.

     Restrictions on the Bank's business activities imposed by the Supervisory Agreement include the following: (i) the continuation of the moratorium described above on making new commercial loans, without the prior written non-objection of the OTS; (ii) a prohibition on the acceptance, renewal or rollover of brokered deposits without prior OTS approval: (iii) a prohibition on increasing the Bank's total assets during any quarter in excess of an amount equal to net interest credited on deposit liabilities during the quarter until the Bank's two-year business plan has been approved by the OTS; (iv) a prohibition on capital distributions (including the payment of dividends to the Company) without prior OTS approval; and (v) other operating restrictions, including a requirement that the Bank obtain OTS approval prior to entering into any employment contract with any senior executive officer or director or any third party contract for services that will occur outside the normal course of business and file a notice with the OTS (to which the OTS could object) prior to adding or replacing a director or hiring a senior executive officer or significantly changing the responsibilities of any senior executive officer.

     The Bank will be subject to the Supervisory Agreement until notified otherwise by the OTS.

     Since December 31, 2003, the Bank has been classified as undercapitalized under the OTS' prompt corrective action regulations. As a result, during the quarter ended March 31, 2004, the Bank was required to submit a capital restoration plan to the OTS and may become subject to operational restrictions in addition to those already applicable to it. See "Management's Discussion and Analysis of Financial Condition and Results of Operations - Liquidity and Capital Resources."

     In February 2004, at the OTS' request, the Company consented to a cease and desist order. The OTS believed the Company had engaged in unsafe and unsound practices. The OTS' belief was based upon the fact that the Company is unprofitable, no longer has the ability to support the Bank, and could have difficulties paying its own expenses, thereby becoming a burden to the Bank.

Sobieski Bancorp, Inc. And Subsidiary
Notes To Condensed Consolidated Financial Statements


     The consent: (i) required that the Company's Board of Directors develop and submit to the OTS for its review and non-objection, a plan (referred to below as the "restoration plan") detailing the steps the Board is taking to restore the Company to a safe and sound condition; (ii) requires the Board to review and document the Company's compliance with the restoration plan on at least a monthly basis, and to submit to the OTS for its review and non-objection any proposed major deviations from or material changes to the restoration plan;
(iii) required the Board to develop and submit to the OTS a detailed quarterly cash flow projection for the remainder of fiscal 2004 and fiscal 2005, and requires the Board to review and document the Company's compliance with the projections at least once each calendar quarter; (iv) requires the Board to ensure that all transactions with affiliates comply with applicable laws and regulations; (v) prohibits the Company from paying any dividends without the written approval of the OTS (as noted below under "Management's Discussion and Analysis of Financial Condition and Results of Operations-Financial Condition," the Company announced in December 2003 that its Board of Directors voted to suspend the Company's regular quarterly cash dividend indefinitely); (vi) provides that the Company should not borrow any funds without the prior written approval of the OTS; (vii) requires the Company to notify the OTS in writing prior to adding or replacing a director or hiring or changing the responsibilities of a senior executive officer such that he would assume a different senior executive position; and (viii) prohibits the Company from making certain change-in-control payments to directors or officers, unless the payment is otherwise permitted by regulation. The cease and desist order also requires the Company's Board of Directors to, on a monthly basis, adopt a formal resolution as to the Company's compliance with the order.

     The Company will remain subject to the order until it is otherwise notified by the OTS.


F. SALE OF ASSETS AND LIQUIDATION

     On April 25, 2004, the Company and the Bank entered into an agreement with MFB Financial, a federal chartered savings bank and subsidiary of MFB Corporation, whereby MFB Financial will acquire certain assets and assume certain liabilities of the Bank. Pursuant to the agreement, the Company and the Bank will be liquidated following completion of the transaction with MFB Financial.

     Under  the  terms  of the  agreement,  MFB  Financial  will  pay  the  Bank
$1,076,682 (subject to certain adjustments). Among items excluded from the acquisition under the agreement are approximately $7.6 million (net book value after allowances and charge-offs) in troubled and/or substandard assets, including certain commercial loans, real estate owned, assets seized in connection with litigation related to fraudulent activity affecting the Bank, and other items. These excluded assets are expected to be liquidated in an orderly manner, after which time the Company will be liquidated and the net proceeds after expenses, if any, distributed to its stockholders. No assurance can be given that the excluded assets will be liquidated at or near their net book value after allowances, charge-offs and liquidation expenses. The purchase and assumption transaction with MFB Financial is expected to close in the quarter ending September 30, 2004, subject to regulatory approvals and approvals by the Company's stockholders of the transaction and the Company's plan of liquidation, and subject to other conditions to closing.



                                       10